EXHIBIT 10.48

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Common Stock (the “Restricted Stock”) of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:                                [Name]

Number of Shares of Restricted Stock Granted:                    [xxx]

Grant Date:                                    [xxx]

Vesting and Period of Restriction:                        See Exhibit A

This document is intended as a summary of your individual restricted stock award. If there are any discrepancies between this summary and the provisions of the Restricted Stock Award Agreement, Plan Document and Plan Prospectus, the provisions of those documents will prevail.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

AMENDED AND RESTATED

2008 OMNIBUS INCENTIVE PLAN

Restricted Stock Award Agreement

Section 1.	GRANT OF RESTRICTED STOCK

(a)     Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), Fidelity National Information Services, Inc. (the “Company”) grants to the Grantee on the Grant Date of the Restricted Stock set forth in the Notice of Restricted Stock Grant.

(b)     Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS

(a)     Forfeiture. The Restricted Stock shall be subject to forfeiture until the Restricted Stock vests in accordance with Exhibit A. Except in the case of death or Disability, if the Grantee’s employment with the Company, or any of its Affiliates or its Subsidiaries terminates for any reason then all unvested Restricted Stock shall be forfeited.

(b)      If the Grantee’s service terminates due to death or Disability, then all such unvested Restricted Stock outstanding as of the date of termination shall vest as of the date of termination and become free of any forfeiture and transfer restrictions described in the Agreement.

(c)     Notwithstanding any provision of Section 2 of this Agreement, if any provision of this Section 2 conflicts with an employment agreement by and between Grantee and the Company which is currently in effect, such conflicting provisions of that Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to Grantee.

(d)     Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Restricted Stock is subject to a Period of Restriction. Grantee is subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock; (ii) engaging in short sale transactions with the Restricted Stock and; (iii) pledging the Restricted Stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For all other Grantees, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock and (ii) engaging in short sale transactions with the Restricted Stock.

(e)     Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant. Subject to the terms of the Plan and Sections 2(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

(f)     Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any vested Shares of Restricted Stock from the date of vesting (net of any shares required to be sold to satisfy taxes due from the exercise), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that this Section 2(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

(g)     Definition of “Disability.” The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company, or any affiliate or Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company, or any affiliate or Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

Section 3.	STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.
SECTION 4:    TRADING STOCK AND SHAREHOLDER RIGHTS

(a)     Grantee is subject to insider trading liability if Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), or someone designated as an “insider” by the Company, Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period.” The recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)    Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Company, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Board of Directors, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.
SECTION 5: DIVIDENDS
(a)     Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b)     Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c)     Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.

(d)     Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.
SECTION 6: NON-COMPETITION

If Grantee has an employment agreement with provisions that address the subject of this Section 6, to the terms that employment agreement shall control.

(a)    Grantee acknowledges that he/she will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. Grantee further acknowledges that the scope of business in which the Company and its affiliates are engaged as of the Grant Date is international and very competitive and one in which few companies can successfully compete. Competition by Grantee in that business during or after the termination of employment would severely injure Company and its affiliates to a degree that cannot be readily ascertainable. Accordingly, in consideration for the value of this grant, during Grantee’s employment and for a period of one (1) year after Grantee's employment terminates for any reason whatsoever, Grantee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates or subsidiaries in their products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate or subsidiary.

(b)    No provision of Section 6 shall apply to restrict Grantee’s conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(c)    The Company and Grantee recognize that irreparable harm would result from any breach by Grantee of the covenants contained in Section 6 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to other remedies described in Subsection 6(d) below, if Grantee breaches a restrictive covenant in this Grant Agreement, the parties acknowledge that prospective injunctive relief in favor of the Company is proper.

(d)    Grantee also recognizes and acknowledges that the value of the Grant he/she is receiving under this Grant Agreement represents a portion of Grantee’s value to the Company such that if Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Grant represents a reasonable measure of a portion of the monetary damages for such breach. Thus in the event of a breach by Grantee of any restriction contained in Section 6, such breach shall be considered to be a material breach of the terms of the Amended and Restated 2008 Omnibus Incentive Plan, and any other program, plan or arrangement by which Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if Grantee breaches any restrictive covenant contained in Section 6, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to Grantee pursuant to this Grant Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a) Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting or transfer of the Restricted Stock and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Restricted Stock. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e) Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)    Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g)    Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i)    References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j)    Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Agreement shall be interpreted accordingly.

SECTION 8:    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION.

The Grantee, in accepting the Restricted Stock, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)The grant of the Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, will be at the sole discretion of the Committee.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment contract (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Restricted Stock are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its subsidiaries.

(g)In the event that the Grantee's employer is not the Company, the grant of the Restricted Stock will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Options will not be interpreted to form an employment contract with the Grantee’s employer or any affiliate.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock, the value of the any acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Restricted Stock, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock or diminution in value of the Restricted Stock or any of the Shares issuable under the Restricted Stock from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee's employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9:    DATA PRIVACY.

a.The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement by and among, as applicable, the Grantee's employer, the Company, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

b.The Grantee understands that the Grantee's employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee's employment, the nature and amount of the Grantee's compensation and the fact and conditions of the Grantee's participation in the Plan, including, but not limited to, the Grantee's name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

c.The Grantee understands that the Data may be transferred to the Company, any subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee's country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee's local human resources representative.

EXHIBIT A
Vesting and Restrictions

The Restricted Stock is subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

One-third of the Restricted Stock can be earned based on company performance in each of the calendar years 2017, 2018 and 2019. In order for the Restricted Stock to be earned, the Compensation Committee of the Board of Directors of the Company (the "Committee") must determine that the Company has achieved the performance restriction based on an EBITDA measurement (as defined below) in an amount equal to or greater than $2.75 billion (the "Performance Restriction") in each of the three calendar years 2017, 2018 and 2019, independent of each other. EBITDA includes earnings before interest, taxes, depreciation, and amortization, and excludes, M&A related costs, asset impairment charges, foreign exchange rates and other non-GAAP adjustments, with the goal being to measure on a consistent basis management’s execution against the 2017 EBITDA plan. The Committee will evaluate whether the Performance Restriction has been achieved following the completion and filing of the Annual Report on Form 10-K with the SEC for each of the years 2017, 2018 and 2019.

Time-Based Restrictions

In order for any earned Restricted Stock to vest, (after the Performance Restriction has been achieved for a particular calendar year), the grantee must remain employed by the Company on each corresponding Grant Date anniversary (the “Time-Based Restrictions”), as indicated in the chart below.

Performance Period	Performance Restriction	Restricted Stock eligible to be earned	Vest Date (Lapse of Time-Based Restrictions)
Calendar Year 2017	$2.75B EBITDA	One-third	1st Grant Date anniversary
Calendar Year 2018	$2.75B EBITDA	One-third	2nd Grant Date anniversary
Calendar Year 2019	$2.75B EBITDA	One-third	3rd Grant Date anniversary